FOR IMMEDIATE RELEASE

NTS Reports 4Q 2011 EBITDAS Growth of Approximately 27%
With Strong Growth From Fiber Business

Lubbock, TX – March 30, 2012 – NTS, Inc., f/k/a Xfone, Inc. (NYSE Amex/TASE: NTS) (“NTS” or “the Company”) announces results for the three months and year ended December 31, 2011.

Revenue
Revenue from the Company’s Fiber-To-The-Premise (FTTP) business grew 29% to $13 million in the year ended December 31, 2011, as compared to $10.1 million for the year ended December 31, 2010.  FTTP revenue represented 22.6% of total revenue for the 2011 fiscal year as compared to 17.1% of total revenue for the 2010 fiscal year.

Consolidated revenue for the year ended December 31, 2011 was $57.7 million, a decrease of 2.2%, compared to $58.9 million in the year ended December 31, 2010, primarily related to attrition in non-FTTP residential customers and legacy wholesale business.

For the quarter ended December 31, 2011, revenue from the Company’s FTTP business grew 29% to $3.6 million, representing 24.6% of total revenue from $2.8 million or 18.7% of total revenue in the same quarter of the previous year. Consolidated revenue for the quarter ended December 31, 2011 was $14.7 million, a decrease of 1.9% compared to consolidated revenue of $15 million in the quarter ended December 31, 2010.

Customer Expansion
The Company’s total number of FTTP customers as of December 31, 2011 was 7,267 compared to 5,777 FTTP customers as of December 31, 2010, representing an increase of 25.8%.

Average Revenue Per User (ARPU) for all of the Company’s fiber markets is approximately $376 per month for business customers and approximately $97 per month for residential customers.

The construction of the NTS FTTP network has continued to progress on time and under budget.  The FTTP network build out is almost entirely financed by $99.9 million in funds from the Federal Broadband Stimulus Program, of which 45.9% is in the form of grants and 54.1% is in the form of low cost long-term loans.

New Market Progress
As previously announced, early in the fourth quarter of 2011, NTS signed its first fiber customer in Brownfield, Texas and is making solid progress marketing and signing triple play subscribers in that community.  Following the close of the fourth quarter, NTS began laying fiber in the communities of Tahoka, Lamesa, Plainview, Abernathy and Hale Center, Texas and also began signing fiber customers in the town of Slaton, Texas.

Click Here to View FTTP Trendline Charts

EBITDAS
For the year ended December 31, 2011, the Company recorded EBITDAS of $9 million, a 24.4% increase compared to $7.2 million for the year ended December 31, 2010.  EBITDAS margin for 2011 was 15.6% compared to 2010 EBITDAS margin of 12.3%. The Company uses EBITDAS to measure its profitability as the component of stock based compensation in a non-cash expense.

EBITDAS for the fourth quarter of 2011 was $2.5 million, a 26.6% increase over the same quarter last year and a 7% increase sequentially when compared to the third quarter of 2011.  EBITDAS margin in the quarter ended December 31, 2011 was 17.2% compared to EBITDAS margin of 13.3% for the quarter ended December 31, 2010.  This is mainly attributed to higher margin FTTP revenue.

Net Income
For the year ended December 31, 2011, the Company reported a net loss from continued operations of $1.1 million or a loss of $0.05 per basic and diluted share, assuming 24,363,212 shares outstanding compared to a net loss of $4.5 million or a loss of $0.22 per diluted share, assuming 20,503,350 shares outstanding for the year ended December 31, 2010.

The Company had a net loss of $587,155 or $0.02 per basic and diluted share assuming 33,988,612 shares outstanding for the quarter ended December 31, 2011 compared to a net loss from continued operations of $2.6 million or a loss of $0.13 per basic and diluted share assuming 20,503,350 shares outstanding for the quarter ended December 31, 2010.

For the year ended December 31, 2011, NTS recorded a net financing expense of $3.4 million compared to net financing expense of $5.7 million for the year ended December 31, 2010, primarily related to the valuation of the U.S. Dollar to the New Israeli Shekel.

The Company recorded a net financing expense of $549 thousand for the three months ended December 31, 2011 compared to net financing expense of $2.1 million in the same period of the prior year.  Net financing expense includes interest expense as well as fluctuations in the value of the U.S. Dollar to the New Israeli Shekel.

Mr. Guy Nissenson, Chairman, President and CEO of NTS commented, “Throughout 2011 we made excellent progress on the build out of our high margin fiber network, which we have now established in nine communities in Texas.  Our FTTP network represented a quarter of our consolidated revenue in the fourth quarter of 2011, resulting in increased EBITDAS.  Our fiber build out continues to move forward on schedule and below budget, reflecting tight project management controls.  In addition to bringing our triple play service to new markets during 2011, we augmented our organic growth with the acquisition of cable customers and equipment through agreements with Cobridge Telecommunications and Reach Broadband.

“We successfully completed a $6 million rights offering and $7.5 million financing during the fourth quarter of 2011, significantly strengthening the Company’s balance sheet and improving its liquidity.  We plan to use the additional resources to satisfy future bond payments and to bolster our FTTP sales and marketing efforts to increase the Company’s presence among potential customers in new and existing markets.“

Mr. Nissenson concluded, “With our fiber build out in full swing, this is a very exciting time for our Company and we remain confident about our execution capabilities in bringing state of the art broadband to new and existing markets.”

Conference Call:

The Company will host a conference call today, March 30, 2012 at 10:00 a.m. Eastern Time to discuss its financial results. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035.  International callers may access the call by dialing 1-201-689-8035.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 390898.

To access the live webcast, log onto the NTS website at http://www.ntscom.com. The webcast can also be accessed at http://www.InvestorCalendar.com.  An online replay will be available shortly after the call.

About NTS, Inc.

NTS is a provider of high speed broadband services, including internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  NTS' Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the Company's website, please visit: www.ntscom.com.

In addition to disclosing financial measures prepared in accordance with Accounting Principles Generally Accepted in the US (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses, acquisition costs and non-recurring loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. First, Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." NTS' financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@ntscominc.com

NTS, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Services on Fiber-To-The-Premise network	$3,618,716	$2,804,852	$13,022,548		$10,092,894
Leased local loop services and other	11,081,102	12,173,303	44,635,286		48,850,815
Total Revenues	14,699,818	14,978,155	57,657,834		58,943,709

Expenses
Cost of services (excluding depreciation and amortization shown below)	7100,572	7,725,351	28,025,723		29,079,801
Selling, general and administrative	5,309,593	5,371,335	21,040,426		23,282,049
Depreciation and amortization	1,500,527	1,309,031	5,350,973		4,453,871
Financing expenses (income), net	548,747	2,111,217	3,380,320		5,708,491
Other expenses	259,491	277,045	664,790		730,093
Acquisition costs	205,047	-	205,047		-
Total Expenses	14,923,977	16,793,979	58,667,279		63,254,305

Income(loss) from continued operations before taxes and non-controlling interest	(224,159)	(1,815,824)	(1,009,445)		(4,310,596)

Income tax benefit (expense)	(348,966)	1,311,361	(6,399)		1,814,667

Net Income (loss) from continued operations	(573,125)	(504,463)	(1,015,844)		(2,495,929)

Income (loss) from discontinued operations in the United Kingdom and Israel, before taxes	(14,030)	(46,296)	(151,565)		(908,740)

Capital gain from the disposal of the discontinued operations in the United Kingdom and Israel	-	(2,096,147)	-		(878,773)

Income tax expense on discontinued operations in the United Kingdom and Israel	-	-	-		(189,295)

Net income (loss)	(587,155)	(2,646,906)	(1,167,409)		(4,472,737)

Less: Net income (loss) attributed to non-controlling interest (related to discontinued operations)	-	-	-		(136,786)

Net income (loss) attributed to shareholders	$(587,155)	$(2,646,906)	$(1,167,409)		$(4,609,523)

Basic and diluted income (loss) per share:
Income (loss) from continued operations	$(0.02)	$(0.03)	$(0.04)		$(0.12)
Income (loss) from discontinued operations	-	(0.10)	(0.01)		(0.10)
Basic and diluted income (loss) per share	$(0.02)	$(0.13)	$(0.05)	$ $	(0.22)

Basic and diluted weighted average number of shares outstanding:	33,988,612	20,503,350	24,363,212		20,503,350

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for NTS, Inc.

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss) attributed to shareholders	$(587,155)	$(2,646,906)	$(1,167,409)	$(4,609,523)

Depreciation and amortization	1,500,527	1,309,031	5,350,973	4,453,871
Compensation in connection with the issuance of warrants and options	234,191	111,581	400,385	647,093
Financing expense, net	548,747	2,111,217	3,380,320	5,708,491
Other expenses	259,491	277,045	664,790	730,093
Acquisition costs	205,047	-	205,047	-
Net income attributed to non-controlling interest	-	-	-	136,786
Income tax benefit	348,966	(1,311,361)	6,399	(1,814,667)
Loss (income) from discontinued operations, after taxes	14,030	2,142,443	151,565	1,976,808

EBITDAS	$2,523,844	$1,993,050	$8,992,070	$7,228,952